Exhibit 99.1

Atlantic Union Bankshares Suspends Share Repurchase Program

Richmond, Va., March 20, 2020 – Atlantic Union Bankshares Corporation has suspended its share repurchase program effective today.

The program, which is authorized for up to $150 million in repurchases through June 30, 2021, had $20 million remaining in the authorization when it was suspended. The company repurchased an aggregate of approximately 3.7 million shares to date under the authorization prior to the suspension.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937